Exhibit 10.40

EXECUTION COPY

DATA SHARING AGREEMENT

by and between

ALIBABA GROUP HOLDING LIMITED,

and

浙江蚂蚁小微金融服务集团有限公司

(ZHEJIANG ANT SMALL AND MICRO FINANCIAL SERVICES GROUP CO., LTD.),

Dated as of August 12, 2014

EXECUTION COPY

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS AND TERMS
Section 1.1	General	2
Section 1.2	Cross-Reference of Other Definitions	5
Section 1.3	Construction	6
Section 1.4	Schedules	6

ARTICLE II
APPLICABILITY
Section 2.1	Effect of Provisions Regarding Non-Parties	7

ARTICLE III
DATA PLATFORM MANAGEMENT COMMITTEE
Section 3.1	Establishment and Composition	7
Section 3.2	Decisions	7
Section 3.3	Responsibilities	7
Section 3.4	Subcommittees	9
Section 3.5	Reports	9

ARTICLE IV
PARTICIPANTS
Section 4.1	Certain Terms of Participation	9
Section 4.2	Conditions on/Responsibility for Lesser Controlled Participants	10
Section 4.3	Responsibility for Controlled Affiliates	10
Section 4.4	Loss of Full Participant Status	10
Section 4.5	Third Party Participants	11

ARTICLE V
SHARED DATA PLATFORM
Section 5.1	Ownership and Operation	11
Section 5.2	Service Commitments	11
Section 5.3	Costs	12

ARTICLE VI
DATA CONTRIBUTION
Section 6.1	Obligation	12
Section 6.2	Reduction of Data Collection	13

ARTICLE VII
LICENSES; USE AND DISCLOSURE
Section 7.1	Licenses	13
Section 7.2	Scope of Access and Use	13

Section 7.3	Certain Limitations	13
Section 7.4	Confidentiality and Other Restrictions	13
Section 7.5	Disclosure and Use of Own Data	14

ARTICLE VIII
OWNERSHIP OF DATA
Section 8.1	Primary Data	14
Section 8.2	Solely Developed Products and Services	15
Section 8.3	Jointly Developed Products and Services	15
Section 8.4	No Transfer of IP Rights	15

ARTICLE IX
PARTICIPANT PROHIBITIONS AND OBLIGATIONS
Section 9.1	Modification of Data	15
Section 9.2	Deletion of Data	15
Section 9.3	Copying of Data	16
Section 9.4	Security Standards	16
Section 9.5	Security Breaches	17
Section 9.6	Disaster Recovery Plan	17

ARTICLE X
TERM AND TERMINATION
Section 10.1	Initial Term	17
Section 10.2	Total Term	17
Section 10.3	Early Termination	18
Section 10.4	Rights and Obligations upon Termination	18
Section 10.5	Survival	19

ARTICLE XI
REPRESENTATIONS AND WARRANTIES
Section 11.1	Representations by Alibaba	19
Section 11.2	Representations by Purchaser	19
Section 11.3	Exclusivity of Representations	20

ARTICLE XII
DISCLAIMERS
Section 12.1	Contributed Data	20
Section 12.2	Shared Data Platform	20

ARTICLE XIII
LIABILITY PROVISIONS
Section 13.1	Liability for Direct Damages	21
Section 13.2	Responsibility for Security-Related Costs	21
Section 13.3	Limitation of Liability	21

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EXECUTION COPY

DATA SHARING AGREEMENT

THIS DATA SHARING AGREEMENT (this “Agreement”), dated as of August 12, 2014, is entered into by and between:

(1)	Alibaba Group Holding Limited, a Cayman Islands company (“Alibaba”); and

(2)	浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.), a limited liability company organized under the Laws of the PRC (“Purchaser”).

The parties hereto are referred collectively as the “Parties.”

RECITALS

WHEREAS, Alibaba and its Controlled Affiliates (as defined below) operate e-commerce platforms and offer a variety of other related products and services, and in the course of such activities collect and generate a large amount of data from and about their users and with respect to the transactions on the e-commerce platforms;

WHEREAS, Purchaser and its Controlled Affiliates, including Purchaser’s Subsidiary 支付宝（中国）网络技术有限公司 (Alipay.com Co., Ltd.) (“Alipay”), operate a financial services business and in the course of such operations collect and generate a large amount of data from and about their users and with respect to transactions conducted by the users;

WHEREAS, the data collected and generated by Alibaba and its Controlled Affiliates is very useful to Purchaser and its Controlled Affiliates for the development and offering of their products and services, and the data collected and generated by Purchaser and its Controlled Affiliates is very useful to Alibaba and its Controlled Affiliates for the development and offering of their products and services;

WHEREAS, Alibaba and Purchaser desire to establish a shared data platform onto which they and their Controlled Affiliates will, subject to applicable legal obligations and restrictions and the terms and conditions of this Agreement, contribute such data collected and generated by them from users of their products and services or as a result of such users’ use of their products and services, so as to enable Alibaba and Purchaser and their respective Controlled Affiliates and certain other third parties to access and utilize such data to facilitate their respective existing businesses, perform research, and develop new products and services;

WHEREAS, the Parties are also parties to the Transaction Agreement as defined below; and

WHEREAS, in furtherance of the objectives of the Transaction Agreement, the Transaction Agreement requires that the Parties enter into this Agreement to establish the contractual framework under which the Parties and their Controlled Affiliates will contribute data to the shared data platform, Alibaba will operate the shared data platform, third parties other than the Parties and their Controlled Affiliates may qualify to become participants in the shared data platform and their obligations to contribute data to the platform, and the manner in which shared data from such platform may be accessed, utilized and protected by the various participants.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 General. As used herein, the following terms shall have the following meanings:

“Alibaba Independent Committee” means the committee of the Alibaba board set up pursuant to Section 9.10 of the Transaction Agreement and comprised of the independent, non-executive directors of Alibaba.

“Applicable Laws and Rules” means (a) federal, state, territorial, foreign or local laws, common laws, statutes, ordinances, rules, regulations, codes, measures, notices, circulars, opinions or Orders of any Governmental Authority in relevant jurisdictions or (b) applicable widely adopted industry standard rules and regulations (such as the Payment Card Industry Data Security Standard or PCIDSS).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Beijing, Hong Kong or New York are authorized or obligated by Applicable Laws and Rules to close.

“Contribute” means to upload or otherwise furnish for storage on and (subject to this Agreement) availability through the Shared Data Platform, in accordance with the applicable procedures, mechanisms and Shared Data Platform Rules established by the Data Platform Management Committee from time to time.

“Contributed Data” means all Primary Data, New Compilations and New Data Structures that a Participant Contributes to the Shared Data Platform.

“Controlled Affiliate” means with respect to any Entity, each other Entity in which the first Entity (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Entity, including interest held through a VIE Structure or other contractual arrangements, or (iii) has a relationship such that the financial statements of the other Entity may be consolidated into the financial statements of the first Entity under applicable accounting conventions. For the avoidance of doubt, none of Purchaser or its Controlled Affiliates shall be deemed to be Controlled Affiliates of Alibaba or any of its Controlled Affiliates.

“Data Platform Management Committee” means a committee consisting of representatives appointed by each of the Managing Participants and representatives of the other Full Participants, if any, as established (and with such representatives appointed) in accordance with Section 3.1 below.

“Data Platform Participation Agreement” means an agreement between Alibaba and a Lesser Controlled Participant or Third Party Participant, the form and substance of which shall conform to the term sheet set forth in Schedule 3 and shall otherwise be as determined by the Data Platform Management Committee in accordance with this Agreement, that is consistent with the terms of this Agreement, requires each such Entity to comply with the Shared Data Platform Rules, Applicable Laws and Rules, and other terms and conditions set forth in Section 4.1, and that does not grant any right to access or use any Shared Data that is broader than those rights granted to the Managing Participants hereunder.

“Entity” means a partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or any other type of legal entity.

“Full Participants” means: (i) the Managing Participants, (ii) Controlled Affiliates of the Managing Participants (only for as long as such Entity(ies) remain Controlled Affiliates of the Managing Participants), and (iii) Lesser Controlled Participants that have satisfied the conditions set forth in Section 4.2 below (only for as long as such Entity(ies) remain Lesser Controlled Participants and continue to satisfy such conditions).

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-governmental or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Intellectual Property” means all:

(a) patents, patent applications, and patent disclosures, including all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and counterparts thereof, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto;

(b) trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, and all goodwill associated therewith and all applications, registrations, and renewals in connection therewith;

(c) copyrights, works of authorship and copyrightable works, including software, data and databases, website and other content, and documentation, and all applications, registrations, and renewals in connection therewith; and

(d) trade secrets, know-how, information and/or technology of any kind (including personal information and related data, processes, procedures, research and development, ideas, concepts, formulas, algorithms, compositions, production processes and techniques, technical data, designs, drawings, specifications, research records and records of inventions).

“IP Rights” means any and all rights with respect to Intellectual Property, throughout the world.

“Lesser Controlled Participant” means an Entity that satisfies the Minimum Control Criteria and is approved as a Full Participant by the Data Platform Management Committee, but only for as long as it continues to satisfy the Minimum Control Criteria.

“Managing Participant” means Alibaba or Purchaser.

“Minimum Control Criteria” means the minimum shareholding threshold or other indicia of control by a Managing Participant that the Managing Participants shall establish and agree for purposes of determining whether an Entity is eligible to be a Lesser Controlled Participant.

“New Compilation” means any new data compilation formed by a Participant by collecting and combining portions of Shared Data Contributed by it and/or by one or more other Participants.

“New Data Structure” means any new data structure or table formed by a Participant by making modifications to or combinations of portions of data structures or tables contained in Shared Data Contributed by it and/or by one or more other Participants.

“Non-Participant” means any Entity that is not a Participant.

“Order” means any judgment, order, writ, preliminary or permanent injunction, instruction or decree of any Governmental Authority or any arbitration award.

“Participants” means, collectively, the Full Participants and Third Party Participants.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macau Special Administrative Region or Taiwan).

“Primary Data” means data collected or generated by a Participant as a result of use by users of the Participant’s products or services, including any arrangement, tabulation or display of such data and any data structures or tables used with such data. For the avoidance of doubt, Primary Data shall not include: (i) any data relating to internal matters (including employee data, financial statement information, accounting data and the like), a Participant’s assets or business plans (including product roadmaps), or internal communications (including email and other correspondence); or (ii) data of a Participant that is not directly related to and resulting from the provision of its products or services to its users.

“Shared Data” means the totality of all Contributed Data Contributed by all of the Participants.

“Shared Data Platform” means the hardware (including servers and other supporting infrastructure) and software system operated by Alibaba and used to store, manipulate, process, receive and/or deliver Shared Data in accordance with this Agreement.

“Transaction Agreement” means the Share and Asset Purchase Agreement by and among Alibaba, Purchaser and certain other parties named therein executed contemporaneously with this Agreement.

“Transaction Documents” means, collectively, this Agreement and the Transaction Agreement, together with (i) the Intellectual Property License and Software Technology Services Agreement, dated as of July 29, 2011 between Alibaba and Alipay, as amended and restated pursuant to the Transaction Agreement, (ii) the Shared Services Agreement, dated as of July 29, 2011 between the Parties, as amended and restated pursuant to the Transaction Agreement, (iii) the Technology Services Agreement between the Parties entered into contemporaneously with the Transaction Agreement, (iv) the Cooperation Agreement between the Parties entered into contemporaneously with the Transaction Agreement, (v) the Trademark Agreement between the Parties entered into contemporaneously with the Transaction Agreement, and (vi) the existing Commercial Agreement between the Parties dated as of July 29, 2011.

“VIE Structure” means the investment structure in which a PRC-domiciled operating Entity and its PRC shareholders enter into a number of contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) pursuant to which the non-PRC investor achieves control of the PRC-domiciled operating Entity and also consolidates the financials of the PRC-domiciled Entity with those of the non-PRC investor.

Section 1.2 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section

Agreement	Preamble
Alibaba	Preamble
Claimant	16.2(b)
Download Period	10.4(a)
Extended Initial Term	10.1
Extension Period	10.1
ICC	16.2(a)
Indemnified Entity	14.4(a)
Indemnifying Entity	14.4(a)
Initial Term	10.1
Parties	Preamble
Purchaser	Preamble
Relevant Data	10.4(a)
Request	16.2(b)
Respondent	16.2(b)
Shared Data Platform Rules	3.3(a)
Third Party Claim	14.4(a)
Third Party Participants	4.5
Total Term	10.2

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding email communications);

(b) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) references to “day” or “days” are to calendar days;

(e) references to this Agreement or any other agreement or document shall be construed as references to this Agreement or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time;

(f) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(g) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;

(h) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(j) references to a person or Entity are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Section 1.4 Schedules. The Schedules to this Agreement are incorporated into and form an integral part of this Agreement.

ARTICLE II

APPLICABILITY

Section 2.1 Effect of Provisions Regarding Non-Parties. The Parties acknowledge that certain provisions of this Agreement are drafted as if they give rights to or impose obligations or restrictions upon Entities other than the Parties to this Agreement. To the extent such provisions do not legally apply to such non-Party Entities (for example, by virtue of applicable principles of agency or contract law, including third-party beneficiary rules), the Managing Participants and/or Data Platform Management Committee will include provisions in the applicable Data Platform Participation Agreements and/or the Shared Data Platform Rules, and where necessary will enter into other agreements with the applicable non-Party Entities, in each case that are consistent with and that give effect to the provisions of this Agreement pertaining to such non-Party Entities.

ARTICLE III

DATA PLATFORM MANAGEMENT COMMITTEE

Section 3.1 Establishment and Composition. Promptly upon execution of this Agreement, Purchaser and Alibaba will establish the Data Platform Management Committee. Alibaba and Purchaser agree that their respective representatives to the Data Platform Management Committee as of the date of this Agreement shall be those individuals set forth in Schedule 2 hereto. Alibaba’s representative(s) to the Data Platform Management Committee (other than its initial representatives set forth in Schedule 2) will be subject to the prior approval of the Alibaba Independent Committee. Subject to the foregoing, each Managing Participant may appoint any reasonable number of representatives to the Data Platform Management Committee and may change such appointments from time to time upon notice to the Data Platform Management Committee and the other Managing Participant. The Data Platform Management Committee may in its discretion invite Full Participants other than the Managing Participants to appoint one or more representatives to the Data Platform Management Committee.

Section 3.2 Decisions. Decisions of the Data Platform Management Committee shall be by the unanimous consent of the Managing Participants, with the representatives from each Managing Participant (whether one or more than one) collectively having only one vote and representatives from other Full Participants, if any, having voice but no vote. If a Managing Participant has more than one representative to the Data Platform Management Committee, that Managing Participant will establish its own procedures sufficient to provide for the unambiguous and orderly casting of such representatives’ single collective vote.

Section 3.3 Responsibilities. The Data Platform Management Committee’s responsibilities shall include from time to time:

(a) reviewing, discussing, prescribing, amending and interpreting the policies, rules, regulations, procedures and other terms and conditions relating to and governing the operation and use of the Shared Data Platform, including those related to: (i) classifications of data, including classifications based on security risks, confidentiality and regulatory concerns, and the protection of personal information, (ii) access, security, modification and deletion of Shared Data, (iii) privacy (including evaluating the consistency of the personal data privacy policies of all Participants), (iv) service levels, technical assistance, help desk, backup, maintenance, upgrades and application programming interfaces, and (v) interoperability of the Shared Data Platform with the computer systems of the Participants (collectively, the “Shared Data Platform Rules”);

(b) monitoring and reviewing compliance of all Participants with the Shared Data Platform Rules and any applicable Data Platform Participation Agreement, taking appropriate action with respect to any non-compliance therewith to attempt to restore compliance, and referring to Alibaba or Purchaser (as appropriate under Section 15.1below) for further action (including possible legal action) any non-compliance that the Data Platform Management Committee has been unable to cause the non-complying Participant(s) to cure;

(c) establishing (i) reasonable procedures for giving written notice to Participants in connection with breaches of the Shared Data Platform Rules, of other obligations of a Participant or its Controlled Affiliates under this Agreement, any applicable Data Platform Participation Agreement, or of Applicable Laws and Rules, and (ii) reasonable cure periods for such breaches (which may vary by type of breach). The notice and cure provisions applicable to Managing Participants for any breach of the Shared Data Platform Rules or of this Agreement may differ from those applicable to other Participants;

(d) determining whether (i) any Entity is a Controlled Affiliate of a Managing Participant and therefore qualifies as a Full Participant, and (ii) any other Entity satisfies the Minimum Control Criteria to make it eligible as a Lesser Controlled Participant for approval by the Data Platform Management Committee to become a Full Participant, and subsequently determining whether to approve any such Lesser Controlled Participant as a Full Participant;

(e) determining the scope, terms and restrictions under which a Third Party Participant will be given access to and/or use of the Shared Data Platform and Shared Data, and embodying such scope, terms and restrictions in a Data Platform Participant Agreement to be executed by such Third Party Participant;

(f) suspension of access to the Shared Data Platform by a Participant in the event of its breach of the Shared Data Platform Rules or of such Participant’s other obligations under this Agreement or the relevant Data Platform Participation Agreement (as applicable), or in the event of a material violation of any Applicable Laws and Rules; and termination of such access in the event such Participant fails to cure such breach or violation within the applicable cure period set forth in the Data Platform Participation Agreement or otherwise established by the Data Platform Management Committee;

(g) establishment and administration of dispute resolution rules and procedures as may be reasonably necessary to resolve disputes between the Managing Participants or the Data Platform Management Committee (on the one hand) and other Participants (on the other hand) as may arise from time to time with respect to access to and use of the Shared Data Platform and compliance with the Shared Data Platform Rules, and recommending to the Managing Participants when any such dispute should be referred to arbitration under the procedures set forth in Section 16.2 below; and

(h) granting of waivers with respect to specific provisions of any Data Platform Participation Agreement on a case-by-case basis, provided that any such waivers shall be reported in writing to the Alibaba Independent Committee, with a reasonably detailed description of the contents of each waiver and the identity of the Participant to which it applies, at least quarterly.

Section 3.4 Subcommittees. The Data Platform Management Committee may establish such subcommittees (for matters such as security, data quality, privacy, maintenance, etc.) at such times and with such responsibilities as it may determine from time to time. Any such subcommittees shall be composed of representatives from each of the Managing Participants (and of representatives of any other Full Participants, if invited to join such subcommittee by both Managing Participants), and all decisions of such subcommittees shall be made by unanimous consent with the representatives from each Managing Participant (whether one or more than one) collectively having only one vote and representatives from other Full Participants, if any, having voice but no vote (unless otherwise agreed by the Managing Participants). Alibaba’s representative(s) to any subcommittee will be subject to the prior approval of the Alibaba Independent Committee.

Section 3.5 Reports. Within ninety (90) days following the end of each financial year of Alibaba (currently ending on March 31), the Data Platform Management Committee shall provide to the independent directors of each of the Managing Participants and, until there has been an initial public offering of shares of Alibaba, shall also provide to the Alibaba Independent Committee, a report describing in reasonable detail the following information with respect to the previous year: (i) any changes to the Shared Data Platform Rules considered and/or made by the Data Platform Management Committee, (ii) any actual or alleged breach of any of the Shared Data Platform Rules, this Agreement, or Applicable Laws and Rules, or other actual or suspected misappropriation or unauthorized use of any Shared Data (including the identity of the misappropriator or unauthorized user, if known), including any compliance reviews, suspensions of access, and enforcement efforts associated therewith, (iii) any new Participants given access to the Shared Data Platform and a description of such Participants’ Contributed Data made available to the Shared Data Platform, and (iv) any other information reasonably requested by the independent directors of either Managing Participant or, prior to an initial public offering of shares of Alibaba, by the Alibaba Independent Committee.

ARTICLE IV

PARTICIPANTS

Section 4.1 Certain Terms of Participation. Without limiting any other restrictions or obligations applicable to Full Participants under this Agreement or any applicable Data Platform Participation Agreement, each Lesser Controlled Participant that is a Full Participant will, in the Data Platform Participation Agreement to be executed between itself and Alibaba, at a minimum agree to be bound by the following:

(a) without limitation to Section 6.1, the obligation to Contribute to the Shared Data Platform all of its data of the kinds specified by the Data Platform Management Committee;

(b) a non-competition covenant, whereby it is prohibited from competing with either Managing Participant, in form and substance satisfactory to both Managing Participants, and Purchaser shall be expressly made a third party beneficiary of such covenant in each Data Platform Participation Agreement between Alibaba and a Lesser Controlled Participant; provided, however, that before Purchaser seeks to enforce its rights as a third party beneficiary with respect to any breach of the non-competition covenant by the Lesser Controlled Participant, Purchaser shall first notify Alibaba of and consult with Alibaba regarding such breach and allow Alibaba the opportunity to enforce the covenant, and the Managing Participants shall agree on a reasonable cure period to be provided to the Lesser Controlled Participant with respect to the breach; and

(c) immediate termination of access to the Shared Data Platform upon an uncured breach of the Shared Data Platform Rules, of Applicable Laws and Rules, or of its other obligations under its Data Platform Participation Agreement (if applicable) or of its obligation described in clauses (a) or (b) above.

Section 4.2 Conditions on/Responsibility for Lesser Controlled Participants. In order to become a Full Participant, each Lesser Controlled Participant must execute and remain bound by a Data Platform Participation Agreement pursuant to which it agrees to be bound by the Shared Data Platform Rules and, at a minimum, also agrees to be bound by the terms set forth in Section 4.1(a)-(c) above. Each Managing Participant shall use commercially reasonable efforts to cause its Lesser Controlled Participants to observe the terms set forth in Section 4.1(a)-(c) above and to abide by Applicable Laws and Rules and the Shared Data Platform Rules; provided that if such Managing Participant has exercised such commercially reasonable efforts, it shall not be liable for any failure on the part of its Lesser Controlled Participants to observe the terms set forth in Section 4.1(a)-(c) above or to abide by Applicable Laws and Rules and the Shared Data Platform Rules.

Section 4.3 Responsibility for Controlled Affiliates. Each Managing Participant shall cause its Controlled Affiliates to observe the terms set forth in Section 4.1(a)-(c) above and to abide by Applicable Laws and Rules and the Shared Data Platform Rules. Each Managing Participant shall be liable for any act or omission of any of its Controlled Affiliates in connection with the Shared Data or the Shared Data Platform, including any breach of any Shared Data Platform Rules, Applicable Laws and Rules, the terms set forth in Section 4.1(a)-(c) above, and for any act or omission that, if committed by such Managing Participant, would constitute a breach of this Agreement.

Section 4.4 Loss of Full Participant Status. If a Full Participant that was initially a Controlled Affiliate of a Managing Participant or a Lesser Controlled Participant ceases to be a Controlled Affiliate of that Managing Participant or to satisfy the Minimum Control Criteria, respectively, such Full Participant’s rights to access and use the Shared Data Contributed by other Participants and all other rights of such Full Participant under this Agreement and any Data Platform Participation Agreement (as applicable) shall terminate immediately unless otherwise set forth in such Full Participant’s Data Platform Participation Agreement or agreed by the Data Platform Management Committee. In the event of such termination of rights, the Full Participant that ceases to be a Controlled Affiliate of a Managing Participant or to satisfy the Minimum Control Criteria shall have the right to download a copy of such Full Participant’s own Contributed Data from the Shared Data Platform for a period of sixty (60) days after such termination or as the Data Platform Management Committee may otherwise determine.

Section 4.5 Third Party Participants. Subject to the prior approval of the Data Platform Management Committee and execution by such third party of a Data Platform Participation Agreement containing such terms and restrictions on access to and use of the Shared Data Platform and Shared Data as the Data Platform Management Committee shall determine, a third party may be granted access to and use of the Contributed Data of other Participants, including any Contributed Data as integrated into, combined or commingled with, or used in connection with any New Compilations or New Data Structures (such third parties who have been granted access and use, “Third Party Participants”). Prior to allowing any Third Party Participant to access or use any Full Participant’s Contributed Data, the Data Platform Management Committee will give written notice to such Full Participant of the proposed access and use and any additional information related to such Third Party Participant that a Full Participant may reasonably request. If, within thirty (30) days after such notice, the Full Participant objects in good faith to the proposed access and/or use by the Third Party Participant to all or a portion of the Full Participant’s Contributed Data as not in that Full Participant’s business interest, then the Data Platform Management Committee and Alibaba shall prohibit such access and/or use of such Shared Data by such Third Party Participant. Any third parties granted a right to access or use the Contributed Data of any Participant via the Shared Data Platform as of the effective date of this Agreement (as set forth in Schedule 1 to this Agreement) shall be deemed to have been approved by the Data Platform Management Committee to be Third Party Participants, subject to such third party’s execution of a Data Platform Participation Agreement.

ARTICLE V

SHARED DATA PLATFORM

Section 5.1 Ownership and Operation. Alibaba shall operate and maintain the Shared Data Platform and shall furnish, own, or license from third parties the hardware and software components constituting the Shared Data Platform, in accordance with this Agreement and the Shared Data Platform Rules. For the avoidance of doubt, when used herein, “operation” of the Shared Data Platform shall mean operation of the Shared Data Platform itself and not operation of the respective platforms and systems that the Participants use to deliver and operate their own products and services.

Section 5.2 Service Commitments. Alibaba shall operate the Shared Data Platform in compliance with requirements and service commitments to be determined by the Data Platform Management Committee, which requirements and service commitments shall, in any event, (i) be consistent with prevailing industry standards in the PRC (with respect to services provided by Alibaba in the PRC) or prevailing industry standards of any other jurisdiction (with respect to services provided by Alibaba in such jurisdiction) that may be applicable from time to time, (ii) require Alibaba to provide to all Full Participants other than Alibaba service levels no lower than those provided to Alibaba itself, and (iii) afford the service levels that the Data Platform Management Committee determines are reasonably necessary to enable Purchaser and its Controlled Affiliates to meet their legal and regulatory obligations of which Purchaser informs the Data Platform Management Committee from time to time or of which Alibaba and/or the Data Platform Management Committee otherwise already has knowledge.

Section 5.3 Costs. The costs attributable to the operation of the Shared Data Platform shall be shared among all Participants on a fair and reasonable basis as determined by the Data Platform Management Committee. The Participants shall report to the Data Platform Management Committee such information as it may reasonably require to calculate each Participant’s share of such costs. Payment of shared costs shall be made by Participants to Alibaba in arrears on a quarterly basis, based on a quarterly report sent to all such Participants by the Data Platform Management Committee showing the basis upon which the Data Platform Management Committee computed the total costs attributable to the operation of the Shared Data Platform for such quarter, the formula or other basis upon which the Data Platform Management Committee computed each Participant’s share of such total costs (which, in the case of some Participants, may be set forth in such Participant’s Data Platform Participation Agreement), and the amount of each Participant’s share of such costs payable with respect to such quarter. Payment by each Participant to Alibaba of such Participant’s share of such costs, as set forth in such report, shall be due no later than sixty (60) days after the date of such report. Alibaba shall have the right to enforce such payment obligations, including the right to suspend or terminate access to the Shared Data Platform as a result of an uncured breach thereof.

ARTICLE VI

DATA CONTRIBUTION

Section 6.1 Obligation. Each Full Participant shall Contribute to the Shared Data Platform all its own Primary Data as well as any New Compilations and New Data Structures it creates or jointly creates from Shared Data, and each Third Party Participant shall Contribute to the Shared Data Platform such data as shall be stipulated in its Data Platform Participation Agreement; provided, however, that a Participant shall not be obligated to Contribute any data to the Shared Data Platform: (i) if to do so would violate any Applicable Laws and Rules; or (ii) to the extent that any such data contains third party data, data structures or tables that are subject to confidentiality or similar obligations (including any use restrictions) imposed by that third party in connection with the provision of that third party data, data structures or tables. Each Participant shall undertake in good faith to limit any restrictions on its Contribution of third party data, data structures or tables to the Shared Data Platform, and if a Participant wishes to change an applicable privacy policy in a manner that would materially restrict or limit its ability to Contribute Primary Data or New Compilations and New Data Structures to the Shared Data Platform, to the extent consistent with such Participant’s compliance with its obligations under Applicable Laws and Rules, it shall consult with the Data Platform Management Committee before making any such change.

Section 6.2 Reduction of Data Collection. A Participant may reduce the scope of data, including Primary Data, it collects or generates in the course of its business as it may determine in its sole discretion.

ARTICLE VII

LICENSES; USE AND DISCLOSURE

Section 7.1 Licenses. Subject to the terms and conditions of this Agreement, each Participant shall grant, and each Managing Participant hereby grants on behalf of itself and its Controlled Affiliates, to each Managing Participant and, to the extent determined by the Data Platform Management Committee, each other Participant, a non-transferable, non-exclusive, non-sublicensable, royalty-free, worldwide license to access and use the licensor’s Contributed Data in accordance with, and subject to the terms, conditions and restrictions set forth in, the Shared Data Platform Rules, this Agreement, such other Participant’s Data Platform Participation Agreement (as applicable), and Applicable Laws and Rules. For the avoidance of doubt, the scope and nature of rights and licenses granted to any Lesser Controlled Participant or Third Party Participant may be modified pursuant to the terms of the applicable Data Platform Participation Agreement between Alibaba and such Lesser Controlled Participant or Third Party Participant.

Section 7.2 Scope of Access and Use. Unless otherwise determined by the Data Platform Management Committee, each Full Participant shall be entitled to full and unfettered access to and use of all Shared Data on the Shared Data Platform at no cost (other than costs for operating the Shared Data Platform to be shared as set forth under Section 5.3 above), including the right to create and use New Compilations and New Data Structures from Shared Data, subject to (i) the Shared Data Platform Rules, (ii) Applicable Laws and Rules, and (iii) the other restrictions and obligations set forth in this Agreement and in the Full Participant’s Data Platform Participation Agreement (as applicable).

Section 7.3 Certain Limitations. No Participant will have the right to use the trademarks or brands of another Participant in connection with use of the Shared Data Platform or in connection with the other Participant’s Contributed Data without the prior written consent of such other Participant and subject to the trademarks or brands guidelines of the Entity holding proprietary rights in such trademarks or brands. No Participant shall disclose the source or identity of the owner of any Contributed Data of another Participant in connection with the exercise of its rights under this Agreement or under its Data Platform Participation Agreement (as applicable) without the prior written consent of such other Participant.

Section 7.4 Confidentiality and Other Restrictions. Notwithstanding any rights a Participant may otherwise have under this Agreement or Applicable Laws and Rules (including with respect to any New Compilation or New Data Structure created by such Participant): (i) no Participant shall sell, license, transfer, grant access to or disclose to any Non-Participant any Contributed Data of another Participant (including any Contributed Data that may be integrated into, combined or commingled with, or used in connection with, any New Compilation or New Data Structure), or any New Compilation or New Data Structure incorporating, or derived in whole or in part from, any Contributed Data of another Participant, except, in each case, (a) (1) with the prior written consent of such other Participant(s) or the Data Platform Management Committee or (2) as disclosure is required by Applicable Laws and Rules, provided that if a Participant believes that any such disclosure is required by Applicable Laws and Rules, it will, to the extent consistent with such Participant’s compliance with its obligations pursuant to Applicable Laws and Rules, prior to making such disclosure, provide reasonable advanced notice to the Participant that contributed the applicable Contributed Data and cooperate with such Participant to obtain confidential protection for any such disclosed Contributed Data, including pursuant to a protective order or similar mechanisms to the extent possible, and in any event will disclose no more than the minimum amount of such Contributed Data necessary to comply with the relevant Applicable Laws and Rules, and (b) in compliance with Applicable Laws and Rules, any governing contractual obligations and any third party confidentiality and similar obligations (including use restrictions); and (ii) no Participant shall sell, license, transfer, grant access to, disclose to, or otherwise permit the use of, the Contributed Data of any other Participant (including any Contributed Data that may be integrated into, combined or commingled with, or used in connection with, any New Compilation or New Data Structure), or any New Compilation or New Data Structure incorporating, or derived in whole or in part from, any Contributed Data of another Participant, to or by any Participant who is not entitled to have access to or use of such Contributed Data. For clarity, the restrictions set forth in this Section 7.4 shall not limit or otherwise prohibit a Participant from licensing, selling, transferring or disclosing to a third party, as part of a product or service of such Participant, information computed from or otherwise derived from the Contributed Data of another Participant (such as a credit score), to the extent that such information does not itself disclose or contain any Contributed Data or identify the Participant who Contributed such Contributed Data (except with the prior written consent of such Participant).

Section 7.5 Disclosure and Use of Own Data. Nothing contained in this Agreement shall limit or otherwise restrict any Participant’s rights to freely use, transfer, disclose, license or otherwise exploit any of its own Primary Data (whether or not constituting Shared Data) in the continued operation of its current or future businesses, ventures, products and services, during the term of this Agreement or thereafter; provided, however, that the foregoing shall not affect either Managing Participant’s non-compete obligations under Section 9.9 of the Transaction Agreement.

ARTICLE VIII

OWNERSHIP OF DATA

Section 8.1 Primary Data. All right, title and interest (including applicable IP Rights) in and to a Participant’s Primary Data (including as integrated into, combined or commingled with, or used in connection with, any New Compilation or New Data Structure created by any other Participant), and any data structures or tables, compilations, modifications, combinations and other derivative works created by a Participant derived solely from such Participant’s Primary Data, whether or not constituting Contributed Data, shall, in each case, be held and owned solely by that Participant, subject to the rights to access and use expressly set forth in this Agreement. Creation by a Participant of a New Compilation or New Data Structure incorporating or derived in whole or in part from any Primary Data of another Participant shall not result in the creating Participant’s obtaining of any right, title or interest (whether sole or joint) in or to such Primary Data of such other Participant (other than the rights of access and use expressly set forth in this Agreement).

Section 8.2 Solely Developed Products and Services. All right, title and interest (including applicable IP Rights) in and to any product or service that is developed solely by a single Participant utilizing Shared Data shall be held and owned solely by that Participant, subject to retention by each Participant of sole ownership of any Contributed Data Contributed by such Participant and subject to the rights of access and use expressly set forth in this Agreement.

Section 8.3 Jointly Developed Products and Services. If two or more Participants jointly develop a product or service utilizing Shared Data, the ownership of applicable IP Rights in the product or service and appropriate economic and other arrangements with respect to that product or service shall be subject to their separate agreement with respect to such product or service, subject to retention by each Participant of sole ownership of any Contributed Data Contributed by such Participant.

Section 8.4 No Transfer of IP Rights. Without limiting the provisions of Section 8.3: (i) nothing in this Agreement or in any Data Platform Participation Agreement shall be construed, whether by implication, estoppel or otherwise, as transferring or as obligating any Participant to transfer ownership of any IP Rights to any other Participant; and (ii) each Participant reserves all rights in its IP Rights other than the licenses expressly granted in this Agreement and/or the applicable Data Platform Participation Agreement.

ARTICLE IX

PARTICIPANT PROHIBITIONS AND OBLIGATIONS

Section 9.1 Modification of Data. The Data Platform Management Committee shall establish, as part of the Shared Data Platform Rules, such rules with respect to modification of Shared Data as may be necessary from time to time or reasonably requested by either Managing Participant.

Section 9.2 Deletion of Data. No Participant shall delete any Shared Data from the Shared Data Platform, except that a Participant shall have the right to request that Alibaba delete any of such Participant’s own Contributed Data from the Shared Data Platform to the extent: (i) necessary to comply with any Applicable Laws and Rules; or (ii) such Contributed Data is subject to confidentiality or similar obligations (including any use restrictions) that may prohibit or restrict the sharing thereof with or access thereto by another Participant. Such Participant shall inform the Data Platform Management Committee of the reasons such Participant believes such deletion should be made. The Data Platform Management Committee shall make a determination in good faith as to whether such reasons are valid or correct, and if it determines that such reasons are valid or correct, it will instruct Alibaba to make the deletion. In the event that the Data Platform Management Committee determines that such reasons are not valid or correct, and the Participant disagrees with such determination, then designated representatives of the Data Platform Management Committee (including at least one representative of each Managing Participant) and such Participant shall meet during a thirty (30) day period to attempt in good faith to resolve such disagreement, and if they are unable to resolve such disagreement after such thirty (30) day period, the dispute shall be referred to arbitration under the procedures set forth in Section 16.2 below. Upon the deletion of any such Contributed Data from the Shared Data Platform, each other Participant’s rights to use such Contributed Data, including as such Contributed Data may have been incorporated into any New Compilation or New Data Structure, shall immediately terminate.

Section 9.3 Copying of Data. No Participant shall copy Shared Data from the Shared Data Platform onto any other platforms or media (whether such Shared Data is owned by Alibaba, a Participant, or any other Entity and whether in its original form or as incorporated into any New Compilation or New Data Structure), without the approval of the Data Platform Management Committee. In no event shall the Data Platform Management Committee permit any such copying, nor shall any Participant perform any such copying (even if approved by the Data Platform Management Committee), if it would (i) violate any Applicable Laws and Rules, or (ii) breach any confidentiality or contractual obligations of any Participant whose data would be copied; provided, that this Section 9.3 shall not limit any Participant’s rights or ability to copy or transfer its own Contributed Data.

Section 9.4 Security Standards. Alibaba shall be responsible for implementing (and shall use commercially reasonable efforts to implement) security measures consistent with prevailing industry standards in the PRC (with respect to Contributed Data held by Alibaba in the PRC or Contributed by an Entity subject to such standards) or prevailing industry standards of any other jurisdiction (with respect to Contributed Data held by Alibaba in such jurisdiction or Contributed by an Entity subject to such standards) that may be applicable from time to time with respect to operation of the Shared Data Platform, in each case as necessary to comply with all Applicable Laws and Rules, and as necessary to meet all security standards required under the Shared Data Platform Rules as they may be modified from time to time in accordance with this Agreement. Each Participant shall be responsible for implementing (and shall use commercially reasonable efforts to implement) security measures pertaining to its own collection and Contribution of Contributed Data to, and access to and use of, the Shared Data Platform, in each case consistent with prevailing industry standards in the PRC or any other jurisdiction in which such Contributed Data is held or to which the Entity providing such Contributed Data is subject, and in each case as necessary to enable Alibaba to comply with its security-related obligations under this Agreement, to comply with all Applicable Laws and Rules, and to meet all security standards required under the Shared Data Platform Rules as they may be modified from time to time in accordance with this Agreement. To the extent any Contributed Data is subject to prevailing industry standards of more than one jurisdiction pursuant to the foregoing, the prevailing industry standards more protective of the Contributed Data shall apply with respect to such Contributed Data. As a condition to Alibaba’s compliance with the foregoing requirements, each Participant shall provide Alibaba with prior written notice of any Contributed Data that it Contributes to the Shared Data Platform that was obtained from or originated with an Entity that is subject to prevailing industry standards of any jurisdiction other than the PRC, including reasonable information regarding the applicable prevailing industry standards sufficient to enable Alibaba to comply therewith. For the avoidance of doubt, Alibaba shall not be liable for any breach of this Section 9.4 to the extent that any applicable Participant has failed to comply with the foregoing notice requirements with respect to any such Contributed Data Contributed to the Shared Data Platform or to the extent otherwise attributable to any failure of a Participant to comply with its obligations pursuant to this Section 9.4.

Section 9.5 Security Breaches. Each Participant shall promptly report any material security breaches, hacks, unauthorized access or loss of data concerning the Shared Data Platform (each a “Security Breach”) to the Data Platform Management Committee and take corrective actions to prevent further unauthorized acts or losses. Upon the occurrence of any Security Breach (or Alibaba’s reasonable belief that a Security Breach is possible), notwithstanding anything to the contrary set forth in this Agreement, Alibaba shall be entitled to take all actions reasonably necessary to protect against the actual or potential Security Breach and otherwise to minimize any unauthorized access to or use of any Shared Data or the Shared Data Platform, including, only to the extent reasonably necessary for such purposes, by restricting access to or suspending the operation of the Shared Data Platform until the actual or potential Security Breach is resolved.

Section 9.6 Disaster Recovery Plan. Alibaba shall implement and maintain disaster recovery facilities and a written plan to ensure continued operation of the Shared Data Platform in accordance with the Shared Data Platform Rules.

ARTICLE X

TERM AND TERMINATION

Section 10.1 Initial Term. Subject to Section 10.3, this Agreement shall have an initial term of five (5) years from the Effective Date (the “Initial Term”). If Alibaba becomes a publicly traded company during the Initial Term, then the board of directors of Alibaba shall have a period ending one hundred eighty (180) days after Alibaba becomes publicly traded to extend the Initial Term of this Agreement for a total term of up to fifty (50) years (the “Extended Initial Term”). The period of the Extended Initial Term beyond the Initial Term shall be referred to as the “Extension Period” (for example, if the Extended Initial Term is fifty (50) years, then the Extension Period is forty-five (45) years). Any decision by the board of directors or the Managing Participants concerning whether to extend the term of this Agreement shall be subject to any Applicable Laws and Rules, giving due consideration to any applicable rules and regulations of a stock exchange, such as those regarding related party transactions and shareholder approval rights.

Section 10.2 Total Term. The total term of this Agreement (the “Total Term”) shall be determined as follows:

(a) If the Initial Term is not extended by the board of directors pursuant to Section 10.1, then the total term of this Agreement shall be equal to the Initial Term plus a transition period of five (5) years after the expiration of the Initial Term, for a Total Term of ten (10) years.

(b) If the Initial Term is extended by the board of directors pursuant to Section 10.1 but the Extension Period is less than five (5) years, then the total term of this Agreement shall be equal to the Extended Initial Term plus a transition period equal to the difference between five (5) years and the Extension Period, for a Total Term of ten (10) years.

(c) If the Initial Term is extended by the board of directors pursuant to Section 10.1 and the Extension Period is greater than five (5) years, then the Total Term of this Agreement shall be equal to the lesser of (i) the Extended Initial Term and (ii) five (5) years after the end of the period ending on the date referred to in clause (i) of the definition of Business Scope Period (as defined in the Transaction Agreement).

Section 10.3 Early Termination. Alibaba and Purchaser may mutually agree in writing to terminate this Agreement at any time, including but not limited to before the expiration of the Initial Term or any Extended Initial Term.

Section 10.4 Rights and Obligations upon Termination. The following provisions shall apply upon termination of this Agreement:

(a) For a period of sixty (60) days after any expiration or termination of this Agreement (the “Download Period”), each Full Participant, other than Lesser Controlled Participants (except as provided in clause (e) below), shall have the right to download a copy of its own Contributed Data, and of any New Compilations or New Data Structures utilized by such Full Participant that form the basis of any existing product or service of such Participant, or new product or service of such Participant that has been substantially developed, as of the date of such expiration or termination (collectively, its “Relevant Data”), in each case in compliance with Applicable Laws and Rules and any duties of confidentiality and similar obligations (including use restrictions) under this Agreement and any applicable Data Platform Participation Agreement or owed to any third party.

(b) Each Participant shall have the right to continue using such downloaded New Compilations or New Data Structures as the basis for any such products and services, subject to Applicable Laws and Rules and any duties of confidentiality and similar obligations (including use restrictions) under this Agreement and any applicable Data Platform Participation Agreement, including any applicable terms and conditions of this Agreement and of any applicable Data Platform Participation Agreement that survive termination.

(c) Each Managing Participant shall (i) cooperate in good faith to allow each Participant (to the extent authorized in clause (a) above or pursuant to clause (e) below) to be able to download a copy of its Relevant Data from the Shared Data Platform and (ii) upon the request of any Participant (consistent with its rights under clause (a) above or pursuant to clause (e) below), provide reasonable assistance, at the requesting Participant’s expense, to facilitate the transition to, or creation by such requesting Participant of, a new data platform on which to store its Relevant Data.

(d) Except as set forth in clauses (a) and (b) above, each Participant’s right to use any Contributed Data of any other Participant (including any such Contributed Data integrated into, combined or commingled with, or used in connection with any New Compilation or New Data Structure) shall terminate as of the date of the expiration or termination of this Agreement.

(e) Rights of Lesser Controlled Participants and Third Party Participants to download, copy and/or continue use of data after termination of this Agreement, if any, shall be as set forth in their respective Data Platform Participation Agreements; provided that, following the expiration or termination of this Agreement, in no event shall any such Lesser Controlled Participant or Third Party Participant have any rights to download, copy, and/or continue use of any data broader than the rights of Participants set forth in clauses (a) and (b) above.

(f) Subject to the continuing rights (if any) of Lesser Controlled Participants and Third Party Participants set forth in clause (e) above and any terms and conditions that are intended to survive any applicable Data Platform Participation Agreement, all Data Platform Participation Agreements shall immediately terminate and be of no further force and effect.

(g) Upon expiration of the Download Period, Alibaba shall delete all copies of Shared Data it does not own from the Shared Data Platform.

Section 10.5 Survival. The provisions of Sections 3.5 (with respect to the report covering the fiscal year in which any termination or expiration of this Agreement occurs), 4.2 (second sentence), 4.3, 4.4 (second sentence), 7.3, 7.4, 7.5, 9.3 (but subject to Section 10.4), 10.4, 10.5, 15.1 and 15.2, and of Articles I, VIII, XII, XIII, XIV, XVI and XVII, shall survive any expiration or termination of this Agreement. In addition, any and all accrued liabilities shall survive any expiration or termination of this Agreement.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.1 Representations by Alibaba. Alibaba represents and warrants the following:

(a) Alibaba has all requisite corporate or Entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery by Alibaba of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all requisite corporate, Entity or other action.

(c) This Agreement, when executed and delivered by Alibaba, assuming due execution and delivery hereof by Purchaser, shall constitute valid and binding obligations of Alibaba and is enforceable against Alibaba in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws and Rules, including laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 11.2 Representations by Purchaser. Purchaser represents and warrants the following:

(a) Purchaser has all requisite corporate or Entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery by Purchaser of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all requisite corporate, Entity or other action.

(c) This Agreement, when executed and delivered by Purchaser, assuming due execution and delivery hereof by Alibaba, shall constitute valid and binding obligations of Purchaser and is enforceable against Purchaser in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws and Rules, including laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 11.3 Exclusivity of Representations. The representations and warranties made by the Managing Participants in this Article XI are the exclusive representations and warranties made by the Managing Participants with respect to this Agreement.

ARTICLE XII

DISCLAIMERS

Section 12.1 Contributed Data. EACH PARTICIPANT PROVIDES ITS CONTRIBUTED DATA TO THE SHARED DATA PLATFORM “AS IS,” WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND. WITHOUT LIMITING THE FOREGOING, EACH PARTICIPANT SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, TIMELINESS, OR NON-INFRINGEMENT.

Section 12.2 Shared Data Platform. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND ANY APPLICABLE SERVICE COMMITMENTS ESTABLISHED UNDER SECTION 5.2, ALIBABA MAKES NO REPRESENTATIONS, WARRANTIES OR COMMITMENTS OF ANY KIND WITH RESPECT TO THE SHARED DATA PLATFORM OR ITS OPERATION THEREOF, AND ALIBABA SPECIFICALLY DISCLAIMS ANY IMPLIED REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FREEDOM FROM ERRORS OR INTERRUPTIONS, OR NON-INFRINGEMENT. FURTHERMORE, TO THE EXTENT ALIBABA IS OBLIGATED TO PROVIDE ANY SPECIFIED REMEDIES FOR FAILING TO MEET ANY SERVICE COMMITMENTS ESTABLISHED UNDER SECTION 5.2, SUCH SPECIFIED REMEDIES WILL BE EACH AFFECTED PARTICIPANT’S SOLE AND EXCLUSIVE REMEDY, AND ALIBABA’S ENTIRE OBLIGATION AND LIABILITY, WITH RESPECT TO SUCH FAILURE.

ARTICLE XIII

LIABILITY PROVISIONS

Section 13.1 Liability for Direct Damages. Each Participant shall be liable for any direct damages caused to any other Participant as a result of the first Participant’s uncured material breach of the Shared Data Platform Rules or its obligations under this Agreement (which in the case of Alibaba, shall include its obligations to operate the Shared Data Platform in compliance with reasonable requirements established by the Data Platform Management Committee consistent with prevailing industry standards in the PRC (with respect to services provided by Alibaba in the PRC) or prevailing industry standards of any other jurisdiction (with respect to services provided by Alibaba in such other jurisdiction) to the extent applicable from time to time with respect to availability of data (uptime), minimum access response times, and other service commitments applicable to the Shared Data Platform) or its Data Platform Participation Agreement (as applicable). In all cases, direct damages shall include the amounts of direct damages established as a result of legal claims successfully litigated (or otherwise successfully resolved) by third parties against a Participant and regulatory fines imposed against a Participant, in each case as a result of another Participant’s conduct.

Section 13.2 Responsibility for Security-Related Costs. Other than as set forth in Section 13.1, each Participant shall be responsible for its own costs incurred in connection with responding to any security breaches, hacks, unauthorized access or loss of data in connection with the Shared Data Platform; provided, that any Participant that breaches this Agreement, the Shared Data Platform Rules or its Data Platform Participation Agreement and thereby causes or contributes to (i) any security breach, hack, unauthorized access or loss of data in connection with the Shared Data Platform or (ii) any breach by Alibaba of its obligation to operate the Shared Data Platform in accordance with this Agreement or the Shared Data Platform Rules, shall be liable for any direct damages caused to other Participants to the extent resulting from such Participant’s breach.

Section 13.3 Limitation of Liability. NO PARTICIPANT SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, AND EVEN IF THE PARTICIPANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING BUT NOT LIMITED TO (I) AS PART OF ANY OF ITS INDEMNIFICATION OBLIGATIONS PURSUANT TO THIS AGREEMENT OR AN APPLICABLE DATA PLATFORM PARTICIPATION AGREEMENT, OR (II) ANY SUCH DAMAGES ARISING FROM OR RELATING TO ITS CONTRIBUTED DATA, THE USE THEREOF BY ANY OTHER PARTICIPANT, ANY BREACH OF ITS OBLIGATIONS UNDER THE SHARED DATA PLATFORM RULES, THIS AGREEMENT, OR ITS DATA PLATFORM PARTICIPATION AGREEMENT, OR THE PROVISION OR OPERATION OF THE SHARED DATA PLATFORM.

ARTICLE XIV

INDEMNIFICATION

Section 14.1 Mutual Indemnification. Each Participant shall indemnify and hold harmless the other Participants, their Controlled Affiliates, and each of their respective directors, officers, employees, representatives, agents, and permitted successors and assigns from any and all liability to third parties suffered by such other Participants to the extent resulting from (i) the indemnifying Participant’s material breach of (a) its representations and warranties set forth in this Agreement or a Data Platform Participation Agreement (as applicable), (b) its obligations under this Agreement or its Data Platform Participation Agreement (as applicable) with respect to its access to or use of the Shared Data Platform, or (c) the Shared Data Platform Rules; (ii) infringement or misappropriation of third party IP Rights arising out of the indemnifying Participant’s provision of its Contributed Data to the Shared Data Platform or the use thereof by any other Participant in accordance with this Agreement or its Data Platform Participation Agreement (as applicable), (iii) the indemnifying Participant’s violation of Applicable Laws and Rules or any governing contractual obligations, including any duties of confidentiality and similar obligations (including use restrictions) owed to any third party, and (iv) the indemnifying Participant’s access to or use of the Shared Data Platform in any manner other than as permitted under this Agreement, the relevant Data Platform Participation Agreement or the Shared Data Platform Rules.

Section 14.2 Limitations. In no event will a Participant have any indemnity obligations or other liability under clause (ii) of Section 14.1 to the extent the allegations of infringement or misappropriation are based on the combination of such Participant’s Contributed Data with data, products, services, methods, or other elements not furnished by such Participant, or any modifications to such Participant’s Contributed Data made by anyone other than such Participant (without such Participant’s express consent) or a person acting on such Participant’s behalf, if the infringement or misappropriation would have been avoided but for such combination or modification. In addition, if a Participant’s Contributed Data or the use thereof becomes or, in such Participant’s reasonable judgment is likely to become, the subject of any third party infringement or misappropriation allegations, such Participant may, by written notice, direct the other Participants not to use the affected Contributed Data, and shall have no indemnity obligations or other liability under clause (ii) of Section 14.1 with respect to any other Participant’s subsequent use of such Contributed Data in violation of such direction.

Section 14.3 Indemnification of Alibaba. All Participants (other than Alibaba) shall jointly and severally indemnify and hold harmless Alibaba, its Controlled Affiliates, and its and their respective directors, officers, employees, representatives, agents and permitted successors and assigns from any and all liabilities arising as a result of or in connection with Alibaba’s ownership, operation and maintenance of the Shared Data Platform, except to the extent any such liabilities arise as a direct result of Alibaba’s gross negligence, willful misconduct, or material breach of its obligations pursuant to this Agreement with respect to ownership, operation and maintenance of the Shared Data Platform or the Shared Data Platform Rules. As among the jointly and severally liable Participants, the Participant(s) who by their acts or omissions caused or contributed to liability on the part of Alibaba for which the indemnity obligation to Alibaba arose shall reimburse any other Participants any amounts such other Participants paid pursuant to the joint and several indemnity.

Section 14.4 Indemnification Procedures.

(a) Promptly after an Entity seeking to be indemnified under Section 14.1 or 14.3 (the “Indemnified Entity”) receives notice of the commencement or threatened commencement of any action, suit, proceeding, claim, arbitration, investigation or litigation, whether civil or criminal, at law or in equity, made or brought by a third party (each a “Third Party Claim”), or after becoming aware of having incurred any other liabilities, in respect of which the Indemnified Entity will seek indemnification under Section 14.1 or 14.3, the Indemnified Entity shall notify the Participant from whom indemnity is sought (the “Indemnifying Entity”) regarding such Third Party Claim or other liabilities in writing. No failure to so notify the Indemnifying Entity shall relieve it of its obligations under this Agreement, except to the extent that it can demonstrate that it was materially prejudiced by such failure.

(b) The Indemnifying Entity shall have thirty (30) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim, and shall be entitled to assert any and all defenses available to the Indemnified Entity to the fullest extent permitted under applicable law; provided, however, that the Indemnifying Entity shall have no right to assume and control, and the Indemnified Entity shall at all times remain in sole control of (including selecting counsel), the defense of any Third Party Claim related to taxes. If the Indemnifying Entity shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within thirty (30) days of the receipt of notice from the Indemnified Entity of such Third Party Claim, notify the Indemnified Entity of its intention to do so, and the Indemnified Entity shall cooperate fully with the Indemnifying Entity and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that (i) the Indemnifying Entity shall not settle, compromise or discharge any such Third Party Claim in any manner involving any remedy other than the payment of monetary damages by the Indemnifying Entity without the Indemnified Entity’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned), and (ii) the Indemnifying Entity shall not admit any liability with respect to any such Third Party Claim without the Indemnified Entity’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(c) Notwithstanding an election by the Indemnifying Entity to assume the defense of any Third Party Claim, the Indemnified Entity shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim. The Indemnifying Entity shall bear the reasonable fees, costs and expenses of such separate counsel only if (i), in the reasonable opinion of counsel for the Indemnified Entity, there is a conflict of interest between the Indemnified Entity and the Indemnifying Entity that makes representation by the same counsel or the counsel selected by the Indemnifying Entity inappropriate, in which case the Indemnifying Entity shall be responsible for the reasonable fees and expenses of one counsel of the Indemnified Entity in connection with such defense, or (ii) the Indemnifying Entity shall have authorized the Indemnified Entity to employ separate counsel at the Indemnifying Entity’s expense.

(d) The Indemnified Entity, the Indemnifying Entity, and their respective counsel shall cooperate in the defense of any Third Party Claim subject to Sections 14.1 and 14.3, keep such persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto, except as necessary to preserve attorney-client, work-product and other applicable privileges. All reasonable costs and expenses incurred in connection with the Indemnified Entity’s cooperation shall be borne by the Indemnifying Entity. In any event, the Indemnified Entity shall have the right at its own expense to participate in the defense of such asserted liability.

(e) If the Indemnifying Entity does not elect to defend a Third Party Claim pursuant to Section 14.4(b), or does not defend such Third Party Claim in good faith, the Indemnified Entity shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Entity’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Entity shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the Indemnifying Entity’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

ARTICLE XV

ENFORCEMENT AND MODIFICATION OF AGREEMENTS

Section 15.1 Enforcement. Alibaba shall have the sole right and obligation to enforce this Agreement against Purchaser and its Controlled Affiliates, and Purchaser shall have the sole right and obligation to enforce this Agreement against Alibaba and its Controlled Affiliates. Alibaba shall have the primary right and obligation to enforce (a) the payment obligations of other Participants pursuant to Section 5.3 and (b) any Data Platform Participation Agreements, provided that (i) a Data Platform Participation Agreement may also be enforced by other parties to such agreement and (ii) subject to Section 4.1(b), Purchaser shall be entitled to enforce as a third party beneficiary the non-competition covenant contained in the Data Platform Participation Agreement of any Lesser Controlled Participant.

Section 15.2 Injunctive Relief. Each of Alibaba and Purchaser, in enforcing this Agreement, shall be entitled, without any proof of actual damages (and in addition to any other remedies that may be available to it) to an injunction to prevent breaches of or failures to perform under this Agreement and to specific performance of obligations under this Agreement.

Section 15.3 Modification. The terms and conditions of the form(s) of Data Platform Participation Agreement shall be determined by agreement of the Managing Participants, subject to prior approval of the Alibaba Independent Committee. This Agreement and the form(s) of Data Platform Participation Agreement may be amended only by agreement of the Managing Participants, subject to prior approval of the Alibaba Independent Committee. The terms and conditions of any particular Data Platform Participation Agreement, and any amendments thereto, to the extent such terms and conditions or amendments are more restrictive as to the relevant Participant’s access to and use of the Shared Data and the Shared Data Platform than the applicable form of Data Platform Participation Agreement, may be determined by the Data Platform Management Committee.

ARTICLE XVI

GOVERNING LAW; DISPUTE RESOLUTION

Section 16.1 Governing Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND TO THE EXTENT POSSIBLE, ALL OTHER TRANSACTION DOCUMENTS SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 16.2 Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the transactions contemplated hereby, including the breach, termination or validity hereof but excluding any dispute with respect to breach of a non-competition covenant contained in any Data Platform Participation Agreement, that is either (i) not of the type that is subject to the dispute resolution procedures set up by the Data Platform Management Committee per the provisions of Section 3.3(g) above or (ii) is subject to the dispute resolution procedures of Section 3.3(g) but the Data Platform Management Committee has been unable to resolve such dispute pursuant to such procedures and has recommended to the Managing Participants that it be referred to arbitration under these procedures, shall be finally settled exclusively by arbitration. The arbitration shall be administered by and conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties. The seat of the arbitration shall be Singapore, provided, that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the Parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b) The arbitration shall be conducted by three arbitrators. The Party (or the Parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there is more than one (1)) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two (2) arbitrators appointed in accordance with this provision shall appoint a third (3rd) arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third (3rd) arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the Parties of the appointment. If the first two (2) arbitrators appointed fail to appoint a third (3rd) arbitrator or so to notify the Parties within the time period prescribed above, then the ICC shall appoint the third (3rd) arbitrator and shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as chair of the tribunal.

(c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including but not limited to reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is empowered to award only damages of the types for which Parties to this Agreement may bear liability as set forth in Articles XII and XIII, and is not empowered to award any damages that are the subject of the disclaimer of damages set forth in Article XIII. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Laws and Rules, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to this Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under the Transaction Agreement, the ruling of the tribunal constituted under the Transaction Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

(e) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing Party’s equity securities are listed or by Applicable Laws and Rules.

(f) The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars (or, if a payment in United States dollars is not permitted by Applicable Laws and Rules and if mutually agreed upon by the Parties, in PRC currency), free from any deduction, offset or withholding for taxes.

(h) Notwithstanding this Section 16.2 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided, that there is no unreasonable delay in the prosecution of that application. None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute arising out of, relating to or in connection with this Agreement, except for a court proceeding to compel arbitration or otherwise enforce this agreement to arbitrate, to enforce an order or award of the arbitration tribunal or petition for the provisional or emergency remedies provided for herein. The Parties waive objection to venue and consent to the nonexclusive personal jurisdiction of the courts of Singapore in any action to enforce this arbitration agreement, any order or award of the arbitration tribunal or the provisional or emergency remedies provided for herein. In any such permitted court action, the Parties agree that delivery of the complaint or petition by international courier, with proof of delivery, shall constitute valid and sufficient service, and they individually and collectively waive any objection to such service.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Non-Contravention. During the term of this Agreement, no Party shall, directly or indirectly, take any action having a primary purpose of circumventing or rendering inapplicable, in whole or in part, the rights or obligations of either Party under this Agreement or under the applicable provisions of any Data Platform Participation Agreement.

Section 17.2 Construction. Each Party represents and acknowledges that, in the negotiation and drafting of this Agreement, it has been represented by and has relied upon the advice of counsel of its choice. Each Party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement. Therefore, each Party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and in the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties.

Section 17.3 Severability. Each provision of this Agreement shall be deemed a material and integral part hereof. Except as otherwise provided in this Section 17.3, in the event of a final determination of invalidity, illegality or unenforceability of any provision of this Agreement, the Parties shall negotiate in good faith to amend this Agreement or to enter into a new agreement to replace such invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions providing the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by this Agreement as if the invalid, illegal or unenforceable provision(s) had been valid, legal and enforceable. In the event the Parties are not able to reach agreement on such amendments or new agreement, then the arbitrators (pursuant to the procedures set forth in Section 16.2 of this Agreement) shall determine, as part of their arbitral award, such amendments or new agreement so as to provide the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by this Agreement as if the stricken provision(s) had been valid, legal and enforceable.

Section 17.4 Relationship of Parties. The Parties to this Agreement shall at all times and for all purposes be deemed to be independent contractors and no Party or its employees, representatives, subcontractors or agents shall have the right or power to bind the other. This Agreement shall not itself create or be deemed to create any relationship of joint venture, partnership, employment, franchise, agency, or similar association or relationship among the Parties or their Controlled Affiliates, employees, subcontractors or agents.

Section 17.5 Waiver. The failure by a Party to enforce any provision of this Agreement shall not be construed as a waiver of such provisions or of the right to enforce that, or any other, provision of this Agreement. No waiver shall be construed as a continuing waiver, and no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.6 Amendments. No amendment or waiver or discharge hereof (including any Schedule hereto) shall be valid unless in writing and signed by the Party against which such amendment, waiver or discharge is sought to be enforced. No provision of this Agreement requiring the approval of the Alibaba Independent Committee may be amended without first obtaining the prior written consent of the Alibaba Independent Committee.

Section 17.7 Assignability and Binding Effect. Neither Party may assign any of its rights and obligations under this Agreement, without the prior written consent of the other Party (and, in the case of assignment by Purchaser, without the prior written consent of the Alibaba Independent Committee). Any assignment without such prior written approval will be null and void. Subject to the foregoing, this Agreement will bind and benefit the Parties and their respective successors and assigns.

Section 17.8 Notice. All notices and other communications hereunder shall be in writing, shall be made by personal delivery, internationally recognized courier service, facsimile or electronic mail and shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt if delivered by an internationally recognized courier service (or the first Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient) or (iii) on the date of receipt of transmission by facsimile or electronic mail (or the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient), to the Parties at the following address, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a Party as shall be specified by like notice):

To Alibaba or any of Alibaba’s Controlled Affiliates:

c/o Alibaba Group Services Limited

26th Floor, Tower One

Times Square

1 Matheson Street

Causeway Bay

Hong Kong

Attention:                General Counsel

Facsimile No.:        +852 2215 5200

Email:                       legalnotice@hk.alibaba-inc.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
United States
Attention: Mark Gordon DongJu Song
Facsimile No.: +1 212 403 2000
Email: mgordon@wlrk.com
dsong@wlrk.com
and
Fenwick & West
555 California St., 12th Floor
San Francisco, CA 94104
United States
Attention: David L. Hayes
Facsimile No.: +1 415 281 1350
Email: dhayes@fenwick.com
and
Morrison & Foerster
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-Chome
Tokyo, 100-6529
Japan
Attention: Kenneth A. Siegel
Facsimile No.: +81 3 3214 6512
Email: ksiegel@mofo.com
and
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
United States
Attention: Marc R. Packer
Facsimile No.: +1 212 735 2000
Email: marc.packer@skadden.com

To Purchaser:

22F Block B
Huanglong Times Plaza
No. 18 Wantang Road
Hangzhou, 310099
People’s Republic of China

Attention: Head of Legal
Facsimile No.: +(86571) 8656 2095
Email: legalnotice@alipay.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
United States
Attention: Mark Gordon
DongJu Song
Facsimile No: +1 212 403 2000
Email: mgordon@wlrk.com
dsong@wlrk.com

Section 17.9 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective, permitted successors and assigns in accordance with this Agreement. Except for Purchaser’s rights as a third party beneficiary as set forth in Sections 4.1(b) and 15.1, nothing in this Agreement, express or implied, is intended to confer upon any Entity other than the Parties, or their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

Section 17.10 Headings; Counterparts. Headings to Sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof. This Agreement may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by email), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 17.11 Entire Agreement. This Agreement (including all Schedules) and the other Transaction Documents contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. To the extent there is any inconsistency between (i) a provision of the Transaction Agreement or another Transaction Document that pertains to the subject matter of this Agreement and (ii) a provision of this Agreement that is more specific or detailed with respect to such subject matter, then the provision of this Agreement shall govern and control. Otherwise, the provision of the Transaction Agreement, or of the other Transaction Document (provided it is not inconsistent with a more specific or detailed provision of the Transaction Agreement), shall govern and control to the extent of such inconsistency.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Timothy Alexander Steinert
Name:	Timothy Alexander Steinert
Title:	Authorized Signatory

浙江蚂蚁小微金融服务集团有限公司
(Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)

By:	/s/ Peng Lei
Name:	Peng Lei
Title:	Legal Representative

[Signature Page to Data Sharing Agreement]